Exhibit 3.6

SECOND CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

REALD INC.,

a Delaware Corporation

REALD Inc., (the “Corporation”)  a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST:    Article VI, Section 1, paragraph (n) of the Certificate of Incorporation of the Corporation is amended to read in full as follows:

“(n)         “Qualified Initial Public Offering” or “QIPO” shall mean the closing of the first firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock of this Corporation that results in (i) net proceeds of at least $75 million and (ii) ascribes a pre-money equity valuation of this Corporation of at least (A) $700 million, or (B) if in connection with the initial public offering of shares of Common Stock registered by the Corporation with the Securities and Exchange Commission in the Registration Statement on Form S-1, initially filed on April 9, 2010, as subsequently amended by the Corporation and consummated on or before July 31, 2010, (x) $673 million, or (y) such other amount as may be determined by a majority of the outstanding shares of Series C Preferred Stock.  The calculation of pre-money equity valuation of the Corporation shall be made on a fully diluted basis, assuming the conversion of all Preferred Stock into Common Stock and the exercise of all outstanding options and warrants issued by the Corporation for Common Stock.”

SECOND:               Said amendments have been duly adopted in accordance with the provisions of Sections 242 and 228 of the Delaware General Corporation Law, by approval of the Board of Directors of the corporation and by the affirmative vote of the holders of at least a majority of the outstanding stock entitled to vote.

IN WITNESS WHEREOF, RealD Inc. has caused this Second Certificate of Amendment of Certificate of Incorporation to be signed by its duly authorized officer this 12 day of July, 2010.

REALD INC.

By:	/s/ Michael Lewis
Michael V. Lewis
Chief Executive Officer